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                                                        2116-130 ADELAIDE ST. W.
                                                             TORONTO, ON M5H 3P5
                                                                 T. 416.360.7590
                                                                 F. 416.360.7709
                                                             WWW.NAPALLADIUM.COM


For Immediate Release                                              News Release
June 13, 2006.                                        Trading Symbols  TSX - PDL
                                                                     AMEX - PAL

        NORTH AMERICAN PALLADIUM EXERCISES RIGHT TO SELL US$13.5 MILLION
              CONVERTIBLE NOTES AND COMMON SHARE PURCHASE WARRANTS


TORONTO, ONTARIO -- North American Palladium Ltd. announced today that the Corporation has exercised its right to require Kaiser-Francis Oil Company ("KFOC") to purchase US$13.5 million convertible notes (the "Series II Notes") and related common share purchase warrants (the "Series II Warrants"). The offering is governed by the previously announced Securities Purchase Agreement (the "Agreement") dated March 24, 2006 among the Corporation, KFOC and IP Synergy Finance Inc. ("IPSF"), the "Purchasers". IPSF has an option to acquire up to 50% of the Series II Notes and Series II Warrants. The transaction is scheduled to close on June 23, 2006.

Proceeds from the offering will be used to repay the standby loan facility with KFOC which matures on June 30, 2006.

Pursuant to the Agreement, on March 29, 2006, the Corporation issued US$35 million principal amount of Series I Notes and related Series I Warrants. The Series I Notes are convertible into 2,873,563 common shares of the Corporation at a conversion price of US$12.18 per share, while the Series I Warrants are exercisable to purchase 1,436,782 common shares at an exercise price of US$13.48 per common share.

The Series II Notes will bear interest at a rate of 6.5% per annum, payable bi-monthly, commencing on August 1, 2006 and repayable in nine equal installments commencing on the first interest payment date that is at least twelve months after the date of issuance of the Series II Notes. The interest payments and/or repayment amounts may be paid to each Purchaser, at such Purchaser's option, in any combination of cash and/or common shares. Common shares issued for interest payments or in repayment of the Series II Notes will be issued at a 10% discount from the volume weighted average trading price (the "VWAP") of the common shares for the five consecutive trading days on the American Stock Exchange immediately prior to applicable payment date.

The Series II Notes will be convertible into common shares at a price equal to the greater of US$12.18 per common share and the maximum applicable discount, pursuant to the rules of the Toronto Stock Exchange, from the VWAP of the common shares for the five consecutive trading days on the TSX immediately prior to date of issuance (converted into US dollars). The Series II Warrants will entitle the holder to purchase up to 50% of the number of common shares underlying the Series II Notes, for four years from date of issuance, at a price equal to the greater of US$13.48 per common share and the VWAP of the common shares for the five consecutive trading days on the TSX immediately prior to the date of issuance of the Warrants (converted into US dollars).

For additional information on the terms of each series of Notes and Warrants, please see the Corporation's news release dated March 28, 2006 and Management Proxy Circular dated May 10, 2006 available on SEDAR at WWW.SEDAR.COM and on Edgar at WWW.SEC.GOV.


News Release June 13, 2006.      Page 1 of 2       North American Palladium Ltd.


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NORTH AMERICAN PALLADIUM'S LAC DES ILES MINE IS CANADA'S ONLY PRIMARY PRODUCER
OF PLATINUM GROUP METALS AND IS ONE OF THE LARGEST OPEN PIT, BULK MINEABLE PALLADIUM RESERVES IN THE WORLD. PALLADIUM'S CATALYTIC QUALITIES ARE EXPECTED TO PLAY AN INCREASING ROLE IN THE AUTOMOTIVE AND PURIFICATION INDUSTRIES IN RESPONSE TO GLOBAL ENVIRONMENTAL SOLUTIONS, IN FUEL CELL TECHNOLOGY FOR ALTERNATIVE ENERGY SOURCES WHILE CONTINUING TO HAVE WIDESPREAD APPLICATION IN THE DENTAL, ELECTRONICS, CHEMICAL AND JEWELLERY SECTORS. THE CORPORATION ALSO GENERATES SUBSTANTIAL REVENUE FROM BY-PRODUCT PLATINUM, NICKEL, GOLD AND COPPER AND IS ACTIVELY EXPLORING PROJECTS IN CANADA AND FINLAND.


For further information contact:
James D. Excell - President & CEO
Tel:  (416) 360-2656       email: JEXCELL@NAPALLADIUM.COM

Ian MacNeily - Vice President Finance & CFO
Tel: (416) 360-2650        email: IMACNEILY@NAPALLADIUM.COM

Forward-Looking Statements - Certain statements included in this news release are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used herein, words such as "expect", "plans", "will" and other similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control that may cause actual results or performance to differ materially from those currently anticipated in such statements. See the Corporation's most recent Annual Information Form and Annual Report on Form 40-F on file with securities regulators for a comprehensive review of risk factors. The Corporation disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.



News Release June 13, 2006.      Page 2  of 2     North American Palladium Ltd.